CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") entered into on January 12, 2016 and effective as of January 1, 2016, is between Flacane Advisors, Inc., a single shareholder S-Corp of which Gary Augusta is sole shareholder (together with Gary Augusta, "Consultant"), with a contact address at PO Box 451, Crystal Beach, FL 34681, and Apollo Medical Holdings, Inc. ("Company"), with legal offices at 700 Brand Blvd., Suite 220, Glendale, CA 91203.

W I T N E S S E T H

WHEREAS, the Consultant possess expertise in the areas of executive management, operations, sales and marketing, financial management, private equity and private placement, mergers and acquisitions, corporate and business development, business advisory, and due diligence review and desires to make available Consultant's expertise for the benefit of Company by providing services in such area of expertise;

WHEREAS, Company desires to utilize such services during the term of this Agreement;

NOW, THEREFORE, in view of the foregoing premises, which are hereby incorporated as part of this Agreement, and consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Services.

    1.1 All services to be provided hereunder (collectively, the "Services") shall be provided by Gary Augusta, personally, and no such services, duties or obligations hereunder shall be performed by, or delegated to, any other person.

    1.2 The Consultant will perform customary and reasonable responsibilities and services for a minimum of 4 days weekly on average basis to include, but not limited to, operational management, financial oversight, management controls and procedures, business strategies, capital strategies, cash flow management, sales forecasting, financial systems and technology utilization. In addition, the Consultant will provide corporate and business development activities and other strategic corporate advisory and planning services, including but not limited to, sales activities, network introductions, partnerships, investment presentation and delivery assistance, due diligence reviews, and other services as mutually agreed. It is envisioned that services will be performed at Apollo Medical corporate headquarters and that field work shall include Florida, New York and other partner, customer, capital, new business and conference locations.

    1.3 The Consultant will provide operations leadership to include executive management roles, dales, marketing and business development, investor relations and PR and mergers and acquisitions.

    1.4 The Consultant will advise the Company's ownership, management, employees and agreed upon agents at reasonable times, in matters related to the Services provided hereunder, as requested by the Company from time to time.

    1.5 The Services to be rendered by Consultant (the "Services") include the role of Company spokesperson.

    1.6 Consultant shall provide executive and operational management services to ApolloMed ACO in addition to serving on the ACO Board of Directors.

    1.7 Subject to approval of the Company's Board of Directors (which may at any time remove Consultant from such position), Consultant will also serve as Executive Chairman of the Company's Board of Directors.

    1.8 In all above roles and capacities the Consultant will report directly to the Company's CEO.

2. Consultant agrees that during the term of the Agreement Consultant shall perform the Services to the best of

Consultant's abilities and in accordance with the Company's reasonable requests and as instructed by Company. Consultant will determine the method, details and means of performing the Services.

3. It is the express intention of the parties that Consultant be an independent contractor and not an employee, agent, or partner of the Company. However, Consultant will become a corporate officer of the Company in his role of Executive Chairman of the Board. Nothing in this Agreement shall be interpreted or construed as establishing or creating the relationship of employer and employee between Company and Consultant or any employee or agent of Consultant. Both parties acknowledge that Consultant is not an employee of the Company for state or federal tax purposes.

4. This Agreement shall remain in effect until the earlier of (i) January 31, 2017 or (ii) the death or permanent disability of Gary Augusta.

5. (a) Consultant recognizes and acknowledges that the data collected, developed and maintained for the Company by Consultant is a valuable property right of the Company and is to be kept confidential and secret and therefore agrees to keep all information relating to such data in confidence and trust, and will not use or disclose any such information without the written consent of the Company, except as such use may be necessary in the ordinary course of Consultant's performance of the Services for the Company.

(b) Consultant agrees that all documents and other physical property furnished to Consultant by the Company or produced by Consultant or others in connection with the performance of the Services shall be and remain the sole property of the Company, and that Consultant shall return and deliver all such documents and property (including any copies thereof) to Company upon request or upon the termination of this Agreement.

(c) During the term of this Agreement and for one (1) year thereafter, Consultant will not solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee's efforts to the affairs of the Company.

6. In consideration for the Services rendered hereunder, the Company shall compensate Consultant with:

(a) Cash Compensation – a signing bonus of $30,000 plus $25,000 a month from January 1, 2016 through January 31, 2017. The bonus shall be paid promptly after execution of this agreement and the monthly compensation shall be paid on the 10th of the month for the existing month; (i.e. $25,000 due December 10th for services December 1st through December 31st).

(b) Equity Compensation. To be determined by the Board of Directors in conjunction with equity options given to senior management based on company and individual performance.

(c) The Company shall reimburse all reasonable business expenses incurred in accordance with Company's reimbursement policies and procedures.

7. Consultant hereby represents and warrants that neither the execution of this Agreement, the consulting relationship with the Company nor the performance of the Services will violate any obligations of Consultant to any person or entity, including without limitation, the obligation to keep confidential any proprietary information of such person or entity.

8. Exclusive Services during the Term.

Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Consultant agrees that during the term of this Agreement he will not directly or indirectly (i) provide any services to any other business or commercial entity which directly competes with the Company, or (ii) participate in the formation of any business or commercial entity which directly competes with the Company.

9. Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.

10. The consulting work performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of any other third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give any third party rights to the product of such work.

11. Confidentiality.

The Consultant acknowledge that, during the course of performing services hereunder, the Company will be disclosing information to the Consultant relating to inventions, data, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively "Confidential Information"). The Consultant acknowledges that the Company's business is extremely competitive; dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company. The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with the Services rendered hereunder, and will not be used in any way that is detrimental to the Company or in violation of any law. The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such information as confidential and proprietary property of the Company. The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the Consultant's possession prior to being furnished such information and not obtained under an obligation of confidentiality, or (iii) becomes available to the Consultant from a third party on a non-confidential basis. The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

12. Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this agreement indefinitely with respect to Confidential Information which constitutes "trade secrets" and for a period of three (3) years after the termination of this Agreement with respect to other Confidential Information.

13. Miscellaneous.

(a) **Necessary Acts:** All parties to this agreement shall perform any acts, including executing any documents that may be reasonably necessary to carry out all provisions and intent of this agreement.

(b) **Amendments:** This Agreement may be amended only by written consent of all parties to the agreement.

(c) **Notices:** All notices, demands, requests or other communications required or permitted by this agreement shall be in writing and shall be deemed duly served when personally delivered to the party or to an officer or agent of the party, or when deposited in the United States mail, first-class postage prepaid, addressed to the party at the address listed in this Agreement or any updated address provided by either party in writing.

(d) **Binding on Successors and Assigns**: This Agreement shall be binding on all the parties to the agreement and on each their heirs, executors, administrators, successors and assigns; provided that Consultant may not assign any of its rights or obligation hereunder.

(e) **Severability**: If any provision of this Agreement is deemed to be unlawful, unenforceable or

invalid by a court of competent jurisdiction for any reason, the remaining provisions shall remain in full force and effect.

(f) **Governing Law**: This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws principles.

(g) **Sole Agreement**: This Agreement constitutes the only agreement of the parties regarding the subject matter hereof and correctly sets forth the rights, duties and obligations of each to the other. No prior agreement, whether written or verbal, shall have any effect.

(h) **Third Parties, No Interest**: Nothing in this Agreement is intended to or shall (i) confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, or (ii) relieve or discharge the obligation of any third person to any party hereto.

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date first above written.

Flacane Advisors, Inc.	**Apollo Medical Holdings, Inc.**
Gary Augusta, President	Warren Hosseinion, CEO
DocuSigned by: Gary Augusta 4DDDD830B5E44BA... Signature	DocuSigned by: Wm Hos 53C97C70F807401... Signature